Exhibit (k)(vii)


               FORM OF MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                                       OF

                  MAN-GLENWOOD LEXINGTON TEI, LLC (THE "FUND")


        This Multiple Class Plan (the "Plan") is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of the Fund.

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
     -----------------------------------------------

     The Fund offers two (2) classes of its units: Class A units and Class I units. Sales charges, distribution fees and/or service fees for each class of shares shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-1 under the 1940 Act of the applicable class. A general description of the fees applicable to each class of units is set forth below. Sales charges, distribution and/or service fees currently authorized are as set forth in the Fund's prospectus and statement of additional information (together, the "Prospectus").

     1. CLASS A UNITS. Class A units of the Fund are offered subject to a sales load calculated on the basis of the following fee schedule: 3% on investments of less than $100,000; 2% on investments of $100,000 or more but less than $300,000; 1% on investments of $300,000 or more but less than $500,000; and no sales load for investments of $500,000 or more. Additionally, Class A units of the Fund are subject to the minimum purchase requirements and a right of accumulation with respect to the sales load set forth in the Prospectus. Class A units of the Fund are subject to an annual distribution and/or service fee in accordance with the then-effective plan adopted pursuant to Rule 12b-1 under the 1940 Act for Class A units. Class A units of the Fund are also subject to an administrative fee and an accounting and other services fee payable to Glenwood Capital Investments, L.L.C., the Fund's investment adviser ("Glenwood"), and to SEI Investments Global Funds Services ("SEI"), respectively, as set forth in the Prospectus. All units of the Fund purchased prior to [______], 2006 will automatically convert to and be designated as Class A units upon the effectiveness of the Prospectus.

     2. CLASS I UNITS. Class I units of the Fund are offered without the imposition of a sales load. Class I units of the Fund are not subject to an annual distribution and/or service fee in accordance with the then-effective plan adopted pursuant to Rule 12b-1 under the 1940 Act for Class I units. Class I units of the Fund also are subject to an administrative fee and an accounting and other services fee payable to Glenwood and to SEI, respectively, as set forth in the Prospectus.

B.   EXPENSE ALLOCATION OF EACH CLASS:
     --------------------------------

     Certain expenses may be attributable to a particular Class of units of the Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding units of that Class.

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     In addition to any distribution and/or service fees, administrative fees, or accounting and other services fees described in the Prospectus, each Class may, by action of the board of managers of the Fund (each individual member thereof, a "Manager" and collectively, the "Board of Managers") or its delegate, also pay a different amount of the following expenses:

     (1) legal, printing and postage expenses related to preparing and distributing to current unitholders of a specific Class materials such as unitholder reports, prospectuses, and proxies;

     (2)  Blue Sky fees incurred by a specific Class;

     (3)  SEC registration fees incurred by a specific Class;

     (4) expenses of administrative personnel and services required to support the shareholders of a specific Class;

     (5) Managers' fees incurred as a result of issues relating to a specific Class;

     (6) Auditors' fees, litigation expenses, and other legal fees and expenses relating to a specific Class;

     (7) incremental transfer agent fees and unitholder servicing expenses identified as being attributable to a specific Class;

     (8)  account expenses relating solely to a specific Class;

     (9) expenses incurred in connection with any unitholder meetings as a result of issues relating to a specific Class; and

     (10) any such other expenses actually incurred in a different amount by a Class or related to a Class' receipt of services of a different kind or to a different degree than another Class.

     Any Fund income, gain, loss and expenses not allocated to specific Classes as described above shall be charged to the Fund and allocated daily to each Class of the Fund in a manner consistent with Rule 18f-3(c)(1)(iii) under the 1940 Act.

C.   VOTING RIGHTS:
     -------------

     Each Class of units governed by this Plan (i) shall have exclusive voting rights on any matter submitted to unitholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to unitholders in which the interests of one Class differ from the interests of any other Class.

D.   CLASS DESIGNATION:
     -----------------

     Subject to approval by the Board of Managers, the Fund may alter the nomenclature for the designations of one or more of its Classes of units.

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E.   DATE OF EFFECTIVENESS:
     ---------------------

     This Multiple Class Plan is effective on [_________], 2006, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the Board of Managers of the Fund and by vote of a majority of those Managers who are not "interested persons" (as defined in the 1940 Act) of the Fund (the "Independent Managers").

F.   AMENDMENT OF PLAN:
     -----------------

     Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Managers of the Fund, including a majority of the Independent Managers, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Managers shall determine. No vote of unitholders shall be required for such amendment to the Plan.

G.   SEVERABILITY:
     ------------

     If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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